UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2011

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 6, 2011, CPS Fender Receivables LLC (“Purchaser”), a wholly-owned subsidiary of Consumer Portfolio Services, Inc. ("CPS") entered into an agreement to purchase a $237 million portfolio of performing automobile purchase receivables (the “Receivables”) from Fireside Bank.  The $237 million valuation represents the outstanding principal balance of the Receivables as of July 31, 2011.  The agreed purchase price is 94% of such principal balance, adjusted for payments of principal between that date and the date of purchase. The agreement to purchase the Receivables is subject to customary closing conditions.

Simultaneously, the Purchaser entered into a Credit Agreement (the "Credit Agreement") with Goldman Sachs Bank USA (“Goldman”) and Fortress Credit Corp. ("Fortress," and, together with Goldman, the “Lenders”). Under the Credit Agreement, and subject to its terms and conditions, the Lenders have agreed to lend, concurrently with the Purchaser’s purchase of the Receivables, and secured by the Receivables, 98% of the agreed purchase price. CPS has agreed to fund the remainder.  Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 7.00%, but in all events no less than 8.00% per year.   The principal of the loans becomes due as cash is generated by the pool of purchased Receivables, and in all events no later than 42 months after the date the Receivables are purchased, subject to acceleration upon the occurrence of certain defined events of default. In connection with the Credit Agreement, CPS has agreed to pay a fee to the Lenders of 0.40% of the loans made under the Credit Agreement.

CPS, another subsidiary of CPS, and the Lenders are parties to a separate credit agreement, described in our current report dated December 23, 2010, under which the Lenders provide warehouse financing with respect to automotive receivables that CPS acquires from time to time directly from motor vehicle dealers.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

One exhibit is filed with this report:

20.1           News Release of CPS dated August 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: August 11, 2011	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant